Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 11, 2016, on our audits of the consolidated financial statements included in the Annual Report on Form 10-K of Bear State Financial, Inc. as of December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015. We also consent to the incorporation by reference of our report dated March 11, 2016, on our audit of the internal control over financial reporting of Bear State Financial, Inc. as of December 31, 2015, which report is included in the Annual Report on Form 10-K. We further consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Little Rock, Arkansas

August 17, 2016